Exhibit 4.10

Dated:  March 2, 2022

PERFORMANCE SHIPPING INC.

and

MANGO SHIPPING CORP.

CREDIT FACILITY
OF UP TO $ 5,000,000.00

This Agreement is dated March 2, 2022 and made BETWEEN:

(1)          PERFORMANCE SHIPPING INC., a corporation duly incorporated in the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, Marshall Islands (the “Borrower”);

(2)          MANGO SHIPPING CORP., a corporation duly incorporated in the Republic of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, Marshall Islands (the “Lender”);

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires or unless otherwise defined herein, the words and expressions specified below shall have the meaning attributed to them below:

“Banking Day” shall mean a day on which banks are opened for business of the nature contemplated by this Agreement in New York and at the place of payment specified by the parties.

“Event of Default” means any of the events specified in Clause 10.01 whether or not any requirement for the giving of notice or the lapse of time or both or the happening of any other condition has been satisfied.

2.	TERM CREDIT FACILITY

2.01.       Purpose.  This Agreement sets out the terms and conditions upon and subject to which the Lender shall make available to the Borrower a credit facility of up to US Dollars five million (US$ 5,000,000.00) (the “Facility,” and such term shall mean the principal amount owing to the Lender at any relevant time) for a period ending on the first anniversary of the date of this Agreement (the “Maturity Date”) to be used by the Borrower for general working capital purposes. The Lender shall not be obliged to monitor or verify how the proceeds of the Facility have been used by the Borrower.

3.	UTILIZATION

3.01.       Utilization of the Facility. The Facility shall be advanced by the Lender to the Borrower in advances (each an “Advance” and the principal amount owing in respect of each Advance at any relevant time a “Loan”) following receipt by the Lender of a written notice from the Borrower in form and substance reasonably satisfactory to the Lender (a “Utilization Request”). Subject to satisfaction of the conditions set forth in Clause 3.02, the Borrower may serve a Utilization Request not later than three (3) Banking Days prior to the intended date on which the Borrower requests that the relevant Advance be made available (the “Drawdown Date”). A Utilization Request shall be signed by an authorized representative of the Borrower and once served, such Utilization Request cannot be revoked without the prior written consent of the Lender.

3.02.       Conditions of Utilization. The conditions referred to in Clause 3.01 are that:

(a)	the amount of each Advance shall be a multiple of US Dollars one hundred thousand (US$100,000.00) and shall not exceed the amount of the Facility;

(b)	the aggregate amount of all the Loans shall not exceed the amount of the Facility;

(c)	the conditions set out in Clause 8 (as applicable to the relevant Utilization Request) have been complied with by the Borrower.

3.03.       No Revolving Credit.  The Borrower may not re-borrow any part of the Facility which is repaid.

4.	INTEREST

4.01.      Interest Rate and Computation.  The Borrower shall pay interest at a rate of nine percent (9%) per annum until the Maturity Date on each Loan, payable on the last day of each period of three (3) months following the relevant Drawdown Date and on the Maturity Date. All interest and other payments which are periodic or payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual number of days elapsed and a three hundred and sixty (360) day year.

4.02.      Default Interest.  In case of failure of the Borrower to pay any sum due under this Agreement on the date on which such amount is due and payable pursuant to this Agreement and irrespective of any notice by the Lender or any other person to the Borrower in respect of such failure, the Borrower shall pay default interest on such sum from the date of such default up to the date of actual payment at the rate of two percent (2.0%) per annum above the interest rate provided for in Clause 4.01.

5.	REPAYMENT- VOLUNTARY PREPAYMENT

5.01.     Repayment.  The Borrower shall repay all the Loans on the Maturity Date.  On the Maturity Date, any undrawn amount of the Facility shall be automatically cancelled and revoked without any further notice to the Borrower. On the Maturity Date any interest owing and unpaid, costs and any other amounts owing under this Agreement shall be due and payable in full.

5.02.      Voluntary Prepayment.  The Borrower shall have the right at any time to prepay a Loan or part thereof together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Lender under such Loan.

5.03.      Deemed Mandatory Repayment.  The Borrower and the Lender agree that the Lender shall have the option to elect, by written notice to the Borrower upon submission of a notice of conversion of shares of the Borrower’s Series B Convertible Cumulative Perpetual Preferred Stock held by the Lender, that the Borrower shall immediately apply the aggregate cash conversion price payable by the Lender in connection with the conversion of such shares as a repayment of a Loan or part thereof or any other sums of money whatsoever due and owing from the Borrower to the Lender under such Loan. Upon issuance of the shares of Series C Convertible Cumulative Perpetual Preferred Stock pursuant to the notice of conversion submitted in connection with such an election, the Borrower will be deemed to have received full payment of the aggregate conversion price, and the Lender will be deemed to have received a repayment of the same amount in the manner set forth in the previous sentence. Notwithstanding the foregoing, the provisions of this Clause 5.04 will not apply if, within one (1) Banking Day of the date of the Borrower’s receipt of the Lender’s notice hereunder, the Borrower notifies the Lender in writing that such repayment would violate any provision of the Borrower’s other credit facilities or financing arrangements at such time.

6.	PAYMENTS

6.01.       Payment.  All amounts to be paid by the Borrower under this Agreement shall be paid to the Lender in same day immediately available US Dollar funds to an account of the Lender to be notified by it to the Borrower.

6.02.      Payments on Banking Days.  All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, such payment or payments shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before said due date.

6.03.      No Withholdings – Gross Up. All payments to be made by the Borrower shall be made in full, without set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction for, or on account of taxes or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any legal or regulatory provisions at the place of payment or receipt of any amount payable under this Agreement; and the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that the Lender will receive a net amount equal to the full amount which would have been received had payment not been made, subject to such deductions, charges or withholdings.

7.	REPRESENTATIONS AND WARRANTIES

7.01.      The Borrower makes the representations and warranties set out in this Clause to the Lender on the date of this Agreement and covenants that the said representations and warranties shall remain true and correct during the term of this Agreement:

(a)
The Borrower is a corporation duly organised, validly existing and in good standing under the laws of the Marshall Islands and is duly qualified to do business and is in good standing in such jurisdictions where such qualification is necessary;

(b)
The Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereunder. No limit on its powers will be exceeded as a result of the borrowing contemplated by this Agreement;

(c)
This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies; and

(d)
Neither the execution or delivery of this Agreement by the Borrower, the consummation by the Borrower of the Loan (or any part thereof), nor compliance by the Borrower with the terms and provisions hereof will (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any court or governmental authority to which the Borrower is subject, (ii) conflict with or result in a breach or default under the Borrower’s organisational documents, (iii) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any property or assets, whether now owned or hereafter acquired, of the Borrower.

8.	CONDITIONS PRECEDENT

8.01.       The obligation of the Lender to allow any use of the Facility or part thereof shall be subject to the conditions that prior to and/or simultaneously with the delivery of the relevant Utilization Request:

(a)	the representations and warranties set out in Clause 7 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

(b)	no Event of Default shall have occurred and be continuing or would result from the drawdown of an Advance.

9.	COVENANTS

The Borrower covenants with the Lender that, as of the date of this Agreement until all its liabilities under this Agreement have been discharged:

(a)	The Borrower shall promptly, after becoming aware of them, notify the Lender of any material litigation, arbitration or administrative proceedings or claim.

(b)
The Borrower shall promptly obtain all consents or authorisations necessary (and do all that is needed to maintain them in full force and effect) under any law or regulation to enable it to perform its obligations under this Agreement.

(c)	The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.

(d)
The Borrower shall carry on and conduct its business in a proper and efficient manner and will not make any substantial change to the general nature or scope of its business as carried on at the date of this Agreement.

(e)
The Borrower shall ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

10.	EVENTS OF DEFAULT

10.01.     Events of Default.  There shall be an Event of Default whenever any of the following events occurs:

(a)	Failure by the Borrower to pay any sum due from the Borrower under this Agreement when due, or, in the case of any sum payable on demand, within five (5) Banking Days of such demand;

(b)
The Borrower fails (other than by failing to pay) to comply with any provision of this Agreement and (if in the Lender’s reasonable opinion that the default is capable of remedy) such default is not remedied within fourteen (14) Business Days of the Borrower’s Chief Executive Officer having actual knowledge of the default;

(c)
The Borrower fails to fulfill its obligations in respect of any other indebtedness for borrowed money to the extent that such indebtedness becomes repayable or capable of being declared repayable prior to its stated maturity;

(d)
Unless otherwise approved by the Lender, any person, entity or group other than the Lender or any of its affiliates or associates acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act of 1934, as amended) of securities of the Borrower with voting power in excess of 40% of the aggregate voting power represented by all issued and outstanding securities of the Borrower;

(e)	Mr. Andreas Michalopoulos is no longer the Chief Executive Officer of the Borrower;

(f)	Ms. Aliki Paliou is no longer Chairperson and a director of the Borrower;

(g)
The Borrower is adjudicated or found bankrupt or insolvent by any court of competent jurisdiction or any order is made by any competent court or resolution passed by the Borrower or petition presented for the winding-up or dissolution of the Borrower or for the appointment of a liquidator, trustee, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of the Borrower or the Borrower suspends or ceases or threatens to suspend or cease to carry on its business; or

(h)	Any provision of this Agreement is or becomes, for any reason, invalid, unlawful, unenforceable, terminated or ceases to be effective or to have full force and effect.

10.02.    Consequences of Default.  Without limitation to any other rights of the Lender under the applicable laws and regulations and/or this Agreement, the Lender may at any time after the occurrence of an Event of Default by written notice to the Borrower, for so long as the Event of Default is continuing (i) revoke the Facility in whole (whereupon the Facility shall be reduced to zero), (ii) declare that all the Loans and all interest accrued thereon and all other sums payable under this Agreement be due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice which are expressly waived by the Borrower, and (iii) take any other action which as a result of the Event of Default or any notice served hereunder the Lender is entitled to take under this Agreement or any applicable laws and regulations.

10.03.    Proof of Default.  It is agreed that (i) the non-payment of any sum of money in time will be proven conclusively by mere passage of time and (ii) the occurrence of this (non-payment) and any other Event of Default shall be proven conclusively by a mere written statement of the Lender (save for manifest error).

11.	EXPENSES AND FEES

11.01.    Expenses.  The Borrower shall pay to the Lender on demand all expenses (including legal expenses and any expenses for filings required under the Nasdaq Stock Market listing rules and/or applicable securities laws and regulations) incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and of any amendment or extension of or the granting of any waiver or consent under this Agreement. The Borrower shall also pay any and all stamp duties, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp duties, taxes or charges.

11.02.    Commitment Fee.  The Borrower shall pay to the Lender a commitment fee on the undrawn amount of the Facility of three percent (3%) per annum. Payment of the commitment fee shall be made in cash on the Maturity Date. The commitment fee will start accruing from the date of execution of this Agreement.

11.03.    Arrangement Fee.  The Borrower shall pay to the Lender an arrangement fee of US Dollars two hundred thousand (US$200,000.00). Payment of the arrangement fee shall be made in cash on the date of this Agreement.

12.	MISCELLANEOUS

12.01.     Assignment by the Borrower.  The Borrower may not assign any rights and/or obligations under this Agreement without the prior written consent of the Lender.

12.02.     Assignment by the Lender.  The Lender may at any time assign, transfer, or offer participations to any other person in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement.

12.03.     Set-off.  The Lender may at any time set off any liability of the Lender to the Borrower against any liability of the Borrower to the Lender, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this Agreement and in the capacity of the Lender as shareholder of the Borrower or otherwise. If the liabilities to be set off are expressed in different currencies, the Lender may convert either liability at a market rate of exchange reasonably determined by the Lender for the purpose of set-off. Any exercise by the Lender of its rights under this Clause shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.

12.04.    Cumulative Remedies.  The rights and remedies of the Lender contained in this Agreement are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.

12.05.    Waivers.  No delay or failure to exercise any right under this Agreement shall operate as a waiver of that right and no single or partial exercise of any right under this Agreement shall prevent any further exercise of that right (or any other right under this Agreement).

12.06.     Severability.  If any provision (or part of a provision) of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this Clause shall not affect the legality, validity and enforceability of the rest of this Agreement.

12.07.    Amendments.  This Agreement shall not be amended or varied in its respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto.

12.08.     Notices.  Each notice or other communication required to be given under, or in connection with, this Agreement shall be:

(a)	in writing, delivered personally or sent by courier or fax or shall be served through process server or via e-mail; and

(b)	sent:

(i)	to the Borrower at:
PERFORMANCE SHIPPING INC.
373 Syngrou Avenue
175 64 Palaio Faliro
Athens, Greece
Fax: +30 216 600 2599
Email: amichalopoulos@pshipping.com
Attention: Andreas Michalopoulos

(ii)	to the Lender at:
MANGO SHIPPING CORP.
373 Syngrou Avenue
175 64 Palaio Faliro
Athens, Greece
Fax: +30 210 722 3460
Email: alikipaliou@gmail.com
Attention: Aliki Paliou

or to any other addresses, fax numbers, or email addresses that are notified in writing by one party to the other from time to time.

Any notice or other communication given under this Agreement shall be deemed to have been received: if sent by fax, upon receipt of a successful transmission report (or, if sent after business hours, the following business day), if sent via email, upon acknowledgment of receipt thereof and in all other cases when actually delivered or served.

12.09.     Process Agent in Greece.  Andreas Michalopoulos (373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece) is hereby appointed by the Borrower as agent in Greece to accept service (the “Greek Process Agent”) upon whom any judicial process may be served. In the event that the Greek Process Agent (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Greek Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant law. In case, however, that such Greek Process Agent is found at any other address, the Lender shall have the right to serve the documents either on the Greek Process Agent at such address or in accordance with the procedure provided by the relevant law.

12.10.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

12.11.     Governing Law and Jurisdiction.

(a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).

(b)
Any dispute regarding this Agreement shall be exclusively referred to arbitration in London and conducted in accordance with the Arbitration Act 1996 (England and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall act as chairman of such panel of arbitrators.  Upon receipt by one party of the nomination in writing of such other party’s arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the third arbitrator shall be appointed by the President of the London Maritime Arbitrators Association (“LMAA”) at the time within twenty one days of the two arbitrators being appointed. The arbitration shall be conducted in accordance with the terms of the LMAA then in effect.  The parties agree that any tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings in relation to any and all disputes arising out of or in connection with this Agreement or the other documents contemplated thereby, which involve common questions of fact or law, and to make any orders ancillary to the same, including, without limitation, any orders relating to the procedures to be followed by the parties in any such consolidated proceedings or concurrent hearings. Consolidated disputes are to be heard by a maximum of three arbitrators, each party to have the right to appoint one arbitrator. In case a dispute arises as to whether consolidation is appropriate (including without limitation conflicting orders of relevant tribunals) and/or as to the constitution of the tribunal for any such consolidated proceedings, each party shall have the right to apply to the President for the time being of the LMAA for final determination of the consolidation of the proceedings and/or constitution of such tribunal.

12.12.    Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

[Signature Page Follows]

IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNED by	)
Andreas Michalopoulos	)
for and on behalf of	)
PERFORMANCE SHIPPING INC.	)
the Borrower	)	/s/ Andreas Michalopoulos
Name: Andreas Michalopoulos
Title: Director, Chief Executive Officer and Secretary

SIGNED by	)
Aliki Paliou	)
for and on behalf of	)
MANGO SHIPPING CORP.	)
the Lender	)	/s/ Aliki Paliou
Name: Aliki Paliou
Title: Director, Treasurer and Secretary

[Signature Page to Credit Facility]